Exhibit 10.1

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Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.  Double asterisks denote omissions.

SECOND AMENDED AND RESTATED
LICENSE AGREEMENT

THIS SECOND AMENDED AND RESTATED LICENSE AGREEMENT (this “Agreement”), effective as of this 17th day of April, 2019 (the “Second Amendment Effective Date”), by and between Panion & BF Biotech, Inc., with offices at 16F No. 3, Yuanqu Street, Nangang District, Taipei, Taiwan, ROC (hereinafter “Licensor”), and Akebia Therapeutics, Inc., with offices at 245 First Street, Cambridge, MA as successor-in-interest to Keryx Biopharmaceuticals, Inc. (hereinafter “Licensee”).

WHEREAS, Dr. Chen Hsing Hsu (the “Inventor”), an employee of the University of Michigan (the “Institution”), is the named inventor on U.S. Patent No. 5,753,706, issued May 19th, 1998 (“the ’706 Patent”), which is part of Licensed Patent Property (defined below),

WHEREAS, the Institution has transferred to the Inventor all of the Institution’s right, title, and interest in and to the Licensed Patent Property (subject to certain noncommercial applications, specified below), by an Agreement for the Reassignment of Intellectual Property, with a last-signed date of August 16, 2000,

WHEREAS, the Inventor has granted the Licensor the exclusive license, throughout the world (except the People’s Republic of China) to make, use, and sell products embodying the inventions described in the ’706 Patent and Taiwan Patent No. 108,931, entitled “Compound For Treating Renal Failure,” issued on November 11, 1999,

WHEREAS, Licensor has developed certain Licensor Know-How (as hereinafter defined),

WHEREAS, by operation of this exclusive license, Licensor is the sole and exclusive licensee of the entire right, title and interest in the ’706 Patent within the Licensee Territory (defined below) and Licensor Know-How claimed in the ’706 Patent,

WHEREAS, effective November 7, 2005 (the “Effective Date”), Licensor and Keryx Biopharmaceuticals, Inc. (Licensee’s predecessor-in-interest) entered into an Original License Agreement (“Original License Agreement”), as amended and restated by the Amended and Restated Licensed Agreement with an effective date of March 17, 2008 (the “A&R License Agreement”), under which Keryx Biopharmaceuticals, Inc. obtained an exclusive license under such Licensor Patent Property and Licensor Know-How to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold, import and export the Compound and Product in the Licensee Territory (as hereinafter defined),

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WHEREAS, Licensor is the assignee and/or owner of the entire right, title and interest in the remaining assets that fall within the scope of the Licensor Patent Rights and Licensor Know-How.

WHEREAS, on or about September 26, 2007 Keryx Biopharmaceuticals, Inc. entered into a sublicense agreement with Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd (“Japan Sublicense”),

WHEREAS, on December 18, 2018 Keryx Biopharmaceuticals, Inc. merged with Akebia Therapeutics, Inc. (“Akebia”) with Akebia continuing as the surviving corporation, and pursuant to such merger, Akebia assumed all of Keryx’s rights and obligations under the A&R License Agreement,

WHEREAS, Licensor continues to have the authority and is willing to grant such license to Licensee, and Licensee is willing to accept such license from Licensor, under the terms and conditions set forth in this Second Amended and Restated License Agreement, and

WHEREAS, the parties now wish to amend and restate the A&R License Agreement in its entirety on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree to amend and restate the A&R Agreement to read in its entirety as follows:

Article 1.  DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or the plural, shall have the following meanings:

1.1“Affiliate” means any corporation or non-corporate business entity, that controls, is controlled by, or is under common control with a party to this Agreement.  A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty-one percent (51%) of the voting stock of the other corporation, or (i) in the absence of the ownership of at least fifty-one percent (51%) of the voting stock of a corporation, or (ii) in the case of a noncorporate business entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable.

1.2“Combination Product” means a Product containing one or more therapeutically active ingredients in addition to the Compound.

1.3“Commercially Reasonable Efforts” means, with respect to the Development, manufacture and Commercialization of a Product by Licensee, those efforts and resources, including reasonably necessary personnel, equivalent to [**].

1.4“Compound” means ferric citrate or any other iron-based compound that falls within the scope of the Licensed Patent Property.

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1.5“Controlled” means, with respect to a party or its Affiliate, any know-how, patent right or other intellectual property right that such party or affiliate, as the case may be, owns or has a license to and has the ability to grant to the other party a license or sublicense to, or a right of access with respect to, such know-how, patent right or other intellectual property right, without violating the terms of any agreement or other arrangements with any Third Party or incurring any additional payment obligations to a Third Party. Notwithstanding the foregoing, no know-how, patent right or other intellectual property right will be “Controlled” by either party hereunder if such know-how, patent right or other intellectual property right is owned or in-licensed by a Third Party that becomes an Affiliate of such Party after the Second Amendment Effective Date as a result of such party being acquired by such Third Party, whether by merger, stock purchase, or purchase of assets and prior to the date of such transaction and neither such party nor any of its Affiliates had any rights to any such know-how, patent right or other intellectual property right. However, any such know-how, patent right or other intellectual property right that is owned or in-licensed by such an acquiring Third Party and that is used by such acquiring Third Party (or acquired party) following the date of such transaction in connection with the development, manufacture, or commercialization of the Compound or any Product will be “Controlled” by such Third Party (as an Affiliate) or acquired Party for purposes of this Agreement.

1.6“EU” means the European Union.

1.7“FDA” means the United States Food and Drug Administration.

1.8“First Commercial Sale” means with respect to a Product, the first sale for end use or consumption of such Product in a country after all Registrations in such country have been obtained.

1.9“IND” means an Investigational New Drug Application in the United States.

1.10 “Indication” means any therapeutic application for a Product that is covered by the Licensor Patent Rights.

1.11“Improvements” means any and all improvements, materials, technical data and information whether patented or unpatented, including any changes to the Compound, to the Product or to the Licensor Know-How or Licensee Know-How including any analogues, or derivatives of the Compound, and changes in the manufacturing process for the Compound or the Product, in each case, that are conceived or reduced to practice during the term of this Agreement.

1.12“Licensed Patent Property” means U.S. Patent No. 5,753,706, issued May 19, 1998 and entitled “Methods for Treating Renal Failure” together with all patents and patent applications listed under the heading “Licensed Patent Property” on Exhibit 1 (which Licensor shall update from time to time), including any and all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, supplementary protection certificates, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications, and any and all patents that may issue from any of the foregoing.

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1.13“Licensee Development Data” means and includes all data relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for a Product, in each case, that is generated by Licensee, its agents or any Sublicensees during the term of this Agreement.

1.14“Licensee Know-How” means all information and materials, including discoveries, processes, instructions, formulas, data, inventions, knowhow and trade secrets, patentable or otherwise, in each case, Controlled by Licensee that arise out of the development, manufacture or commercialization by Licensee of the Compound or the Product, including all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto, and all applications, registrations, licenses authorizations, documents, approvals and correspondence relating to the Compound or the Product, including correspondence submitted to Regulatory Authorities and all information and data contained in Registrations. Licensee Know-How shall also include Licensee’s interest in Improvements.

1.15“Licensee Patent Rights” means (a) any and all patents and patent applications that are directed to or otherwise pertain to the Compound or the Product or its manufacture or use and in which Licensee holds rights (at any time during the term of this Agreement), including those patents and patent applications that cover or claim Licensee’s interest in Improvements.

1.16“Licensee Territory” means the entire world, other than the Licensor Territory.

1.17“Licensor Development Data” means and includes all data to which Licensor has rights relating to the Compound or the Product and all chemistry, manufacturing and control data relating to the development and manufacture of the Compound or the Product, results of pre-clinical and clinical studies and all other documentation containing or embodying any pre-clinical, clinical, chemistry, manufacturing and control data relating to any application for Registrations for the Product, whether such Licensor Development Data is in existence as of the Effective Date or generated by Licensor during the term of this Agreement.

1.18“Licensor Know-How” means all information and materials to which Licensor has rights, including discoveries, processes, formulas, instructions, data, inventions, know-how and trade secrets, patentable or otherwise, in each case, Controlled by Licensor as of the Effective Date or during the term of this Agreement and that are necessary or useful to Licensee in connection with the development, registration, manufacture, marketing, use or sale of any Product.  Licensor Know-How shall also include all biological, chemical, pharmacological, toxicological, pharmaceutical, physical, analytical, clinical, safety, manufacturing and quality control data and information related thereto and all applications, registrations, licenses, authorizations, documents, approvals and correspondence relating to a Compound or a Product.  Licensor Know-How shall also include Licensor’s interest in Improvements.

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1.19“Licensor Patent Rights” means (a) the Licensed Patent Property, (b) all patents and patent applications listed under the heading “Other Licensor Patent Rights” on Exhibit 1 (which Licensor shall update from time to time), (c) any and all divisionals, continuations, continuations-in-part, extensions, substitutions, renewals, registrations, supplementary protection certificates, revalidations, reissues or additions of or to any of the aforesaid patents and patent applications listed in clause (b), and any and all patents that may issue from any of the foregoing listed in clause (b), and (d) all other patents and patent applications that are directed to or otherwise pertain to the Compound or Product or its manufacture or use and in which Licensor holds rights (at any time during the term of this Agreement), including those patents and patent applications that cover or claim Licensor’s interest in Improvements.

1.20“Licensor Territory” means [**] in the Asian Pacific Region, [**].

1.21“NDA” means a New Drug Application in the United States.

1.22“Net Sales” with respect to any Product other than a Combination Product means the gross sales (i.e., gross invoice prices) of such Product billed by Licensee or Licensor, as applicable, or their respective Sublicensees to Third Party customers on all sales of a Product and exclusive of intercompany transfer or sales, less the reasonable and customary deductions from such gross sales, including:

(i)actual credited allowances to such Third Party customers for spoiled, damaged, outdated, recalled or returned Product and for retroactive price reductions or billing corrections,

(ii)the amounts of trade, cash discounts and rebates, to the extent such discounts and rebates were not deducted by Licensee or Licensor, as applicable, or their respective Sublicensees at the time of invoice in order to arrive at the gross invoice prices,

(iii)all transportation, handling charges and freight insurance, sales taxes, excise taxes, use taxes, import/export duties paid or distribution fees paid to third parties,

(iv)invoiced amounts from a prior period that have not been collected and have been written off by Licensor or Licensee or its Sublicensee (as applicable), including bad debts, to the extent such amounts have not been previously deducted and do not exceed, in the aggregate, [**]% of Net Sale in the applicable period; provided that any such amounts that are written off will be added back in a subsequent period to the extent later collected, and

(v)all other reasonable and customary allowances and adjustments whether during the specific royalty period or not.

Subject to the above, Net Sales will be determined in accordance with U.S. generally accepted accounting principles (U.S. GAAP) or international financial reporting standards (IFRS), as applicable, consistently applied.

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If Licensor, Licensee or a Sublicensee receives non-cash consideration for a Product sold to a Third Party, then the Net Sales amount for such Product will be calculated based on the average arms-length cash selling price for such Product over the immediately prior four calendar quarters in the relevant countries.

The sale of a Product between Licensee or Licensor, as applicable, and any of their respective Sublicensees solely for the research or clinical testing of such Product shall be excluded from the computation of Net Sales of such Product, provided that Licensee’s or Licensor’s (as applicable) sale of the Product was at cost and such Product was used for research or clinical testing.

“Net Sales” with respect to any Combination Product means the gross sales of such Product billed by Licensee or Licensor, as applicable, or their respective Sublicensees to Third Party customers on all sales of a Combination Product, exclusive of inter-company transfer or sales, less all the allowances, adjustment, reductions, discounts, taxes, duties and other charges referred to in Section 1.22 multiplied by a fraction to be determined by Licensor and Licensee at such time when the Combination Product becomes available.

The sale of a Combination Product between Licensee or Licensor, as applicable, and any of their respective Sublicensees solely for the research or clinical testing of such Product shall be excluded from the computation of Net Sales for such Combination Product, provided that Licensee’s or Licensor’s (as applicable) sale of the Combination Product was at cost and such Combination Product was used for research or clinical testing.

1.23“Payment Default” means (i) Licensee’s failure to pay Licensor the license fee and milestone payments in accordance with Article 4 and (ii) Licensee’s or Licensor’s (as applicable) failure to pay the royalties in accordance with Section 6.1 or Section 6.2, in each case ((i) and (ii)), for more than ninety (90) days past the date on which these amounts are due.

1.24“Product” means the Compound or any pharmaceutical product containing the Compound as an active ingredient, either alone or in combination with other active ingredients.

1.25“Proprietary Information” means all information, including all Licensee Know-How, Licensor Know-How and all other scientific, clinical, regulatory, marketing, financial and commercial information or data, whether communicated in writing, orally or electronically, in each case, that is provided by one party to the other party in connection with this Agreement.

1.26“Registration” in relation to any Product means such approvals by a Regulatory Authority in a country or community or association of countries as may be legally required before such Product may be commercialized in such country or community or association of countries.

1.27“Regulatory Authority” means the applicable government regulatory authority in each country in the Territory involved in granting regulatory approval for the Product.  Such term includes the FDA and any successor agency thereto and the European Medicines Agency and any successor agency thereto.

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1.28“Sublicensee” means a Third Party to which Licensee or Licensor (as applicable) has granted sublicense rights under the license granted to Licensee or Licensor (as applicable) hereunder, which rights include at least the right to sell the Product.  Third Parties that are permitted to manufacture the Compound or the Product for supply only to Licensee or Licensor (as applicable) or only to Sublicensees are not “Sublicensees” and such transaction shall be deemed a transfer and not a sale of the Product.

1.29“Territory” means the Licensee Territory or the Licensor Territory, collectively or individually (as applicable).

1.30“Third Party” means any party other than Licensor or Licensee or their respective Affiliates or Sublicensees of Licensee or its Sublicensees.

1.31“Valid Claim” means a claim of an issued and unexpired patent included within the Licensor Patent Rights or Licensee Patent Rights (as applicable) that has not been held unenforceable or invalid in the applicable jurisdiction by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal and that has not been admitted to be invalid or unenforceable through dedication, disclaimer or otherwise.

Article 2.  REPRESENTATIONS AND WARRANTIES

2.1Each party represents and warrants to the other party as of the Second Amendment Effective Date that it has the full right and authority to enter into this Agreement, and that, to the best of its knowledge, there are no prior agreements, commitments or other obstacles that could prevent it from carrying out all of its obligations hereunder.

2.2Licensor represents to Licensee that, as of the Second Amendment Effective Date:

(a)it is the exclusive licensee, owner or assignee of the entire right, title and interest in and to the Licensor Patent Rights in the Licensee Territory, and to the best of its knowledge, there are no charges, encumbrances, licenses, options, restrictions, liens, rights of others, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights granted to Licensee under this Agreement, with the exception of non-commercial uses of the ’706 Patent reserved to the Institution;

(b)except as disclosed in writing to or known by Licensee prior to the Second Amendment Effective Date, there is no claim, pending or threatened, of infringement, interference or invalidity regarding any part or all of the Licensor Patent Rights and their use as contemplated in this Agreement, and it has no present knowledge from which Licensor can infer that the Licensor Patent Rights are invalid or that their exercise would infringe the patent rights of any Third Party;

(c)it has the right to enter into this Agreement and to grant the licenses granted herein and there is nothing in any Third Party agreement Licensor has entered into as of the Effective Date that in any way will limit the ability of Licensor to perform any and all of the obligations undertaken by Licensor hereunder;

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(d)it will not enter into any agreement after the Second Amendment Effective Date that will limit its ability to perform any and all of the obligations undertaken by Licensor hereunder;

(e)it has delivered to Licensee all Licensor Development Data and Licensor Know-How; and

(f)to the best of its knowledge neither this Agreement, nor any document or piece of Licensor Development Data, Licensor Know-How or Licensor Patent Rights contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein misleading.

2.3Licensee represents to Licensor that, as of the Second Amendment Effective Date:

(a)it is the exclusive licensee, owner or assignee of the entire right, title and interest in and to the Licensee Patent Rights in the Licensor Territory, and to the best of its knowledge, there are no charges, encumbrances, licenses, options, restrictions, liens, rights of others, disputes, proceedings or claims relating to, affecting, or limiting its rights or the rights granted to Licensor under this Agreement;

(b)it has no present knowledge from which Licensee can infer that the Licensee Patent Rights are invalid or that their exercise would infringe the patent rights of any Third Party;

(c)it has the right to enter into this Agreement and to the best of its knowledge, there is nothing in any Third Party agreement Licensee has entered into as of the Effective Date that in any way will limit the ability of Licensee to perform any and all of the obligations undertaken by Licensee hereunder, and

(d)it will not enter into any agreement after the Second Amendment Effective Date that will limit its ability to perform any and all of the obligations undertaken by Licensee hereunder; and

(e)to the best of its knowledge neither this Agreement, nor any document or piece of Licensee Know-How or Licensee Patent Rights contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein misleading.

Article 3.  LICENSE GRANTS

3.1Grant to Licensee.  Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive license, in the Licensee Territory, with the right to sublicense, to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold and import and export the Product in the Licensee Territory under the Licensor Know-How and the Licensor Patent Rights for all Indications.

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3.2Sublicensing by Licensee.  Sublicensees of Licensee shall be entitled to sublicense to Third Parties the right to manufacture the Product, provided such Third Party manufacturers are permitted to sell only to Licensee or its immediate Sublicensees.  Sublicensees of Licensee may not grant sublicenses of the rights granted by Licensor under this Agreement without the written consent of Licensor, which consent shall not be unreasonably withheld or delayed.  Should Licensee or any Sublicensee of Licensee grant any sublicenses, the terms and conditions of such sublicenses and the identity of Sublicensees shall be at the sole discretion of Licensee and no consent shall be required from Licensor in connection with the terms and conditions of such sublicenses or the identity of Sublicensees.

3.3Grant to Licensor.  Subject to the terms and conditions of this Agreement, Licensee hereby grants to Licensor an exclusive license, in the Licensor Territory, with the right to sublicense (solely in accordance with Section 3.4), to develop, have developed, make, have made, use, have used, offer to sell, sell, have sold and import and export the Product in the Licensor Territory under the Licensee Patent Rights for all Indications.

3.4Sublicensing by Licensor. Licensor may not grant sublicenses of the rights granted by Licensee under this Agreement without the written consent of Licensee, which consent shall not be unreasonably withheld or delayed.  Licensee shall use good faith efforts to respond to approve or disapprove a request for consent from Licensor within [**] of receipt of the request.

3.5Consent of Inventor.  The Inventor has provided his written consent to the terms and conditions of the licenses granted to Licensee under this Agreement and the terms and conditions of the Original License Agreement.  The Written Consent of the Inventor is set forth in Exhibit 2 hereto.

Article 4. GOVERNANCE

4.1Formation and Purpose of the JSC. The EU Joint Steering Committee (“JSC”) will coordinate and oversee or monitor the parties’ development and commercialization activities hereunder for the Products in accordance with this Article 4. The parties will establish the JSC no later than [**] after the Second Amendment Effective Date. The JSC will establish a charter that will include details regarding the operation of the JSC consistent with this Article 4 and the JSC will have the responsibilities set forth under this Agreement. The JSC will dissolve upon the First Commercial Sale of the first Product in the EU.

4.2Membership. Each party will designate up to two (2) representatives with appropriate knowledge and expertise to serve as members of the JSC. Each party may replace its JSC representatives at any time upon written notice to the other party.  The parties’ representatives will prepare and circulate an agreed agenda in advance of each meeting, and prepare and issue minutes of each meeting no later than [**] after each meeting.  Such minutes will not be finalized until all JSC members have had an adequate opportunity to review and confirm the accuracy of such minutes.

4.3Meetings.  The JSC will hold meetings at such times as it elects to do so, but in no event will such meetings be held less frequently than [**], unless otherwise agreed by the parties.  The JSC will meet at such locations as the parties may agree.  Meetings of the JSC may be held

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by audio or video teleconference with the consent of each party.  Each party will be responsible for all of its own expenses of participating in any JSC meeting.

4.4Specific Responsibilities of the JSC.  Other than as set forth in Section 8.1 with respect to approval of the Commercialization Plan, the JSC’s responsibilities will be limited to oversight and information sharing with respect to development and commercialization of the Products in the EU.

4.5Additional Participants. At the request of either party, other employees or consultants of such party or any of its Affiliates involved in the development, manufacturing or commercialization of the Products may attend meetings of the JSC as non-voting participants; provided, however, that such Third Party participants must be under written obligations of confidentiality and non-use applicable to the Proprietary Information of each party that are at least as stringent as those set forth in Article 12.

Article 5.  SUBLICENSE PAYMENTS

5.1Sublicense Payments.  In the event that Licensee enters into a sublicense agreement other than the Japan Sublicense, Licensee shall pay to Licensor a sublicense payment in an amount equal to [**] of any Sublicense Income within thirty (30) days of receipt thereof by Licensee.  For purposes of this Section 5.1, Sublicense Income shall mean consideration in any form received by Licensee or an Affiliate of Licensee in connection with a grant to one or more Third Parties of a sublicense or other right, license, privilege or immunity to make, have made, use, sell, have sold, distribute, import or export Products or to practice licensed methods.  Sublicense Income shall mean any license signing fee, license maintenance fee, unearned portion of any minimum royalty payment received by Licensee, equity, distribution or joint marketing fee, research and development funding in excess of Licensee’s cost of performing such research and development and any consideration received for an equity interest in, extension of credit to or other investment in Licensee to the extent such consideration exceeds the fair market value of the equity or other interest received as determined by agreement of the parties or by an independent appraiser mutually agreeable to the parties.  Notwithstanding the foregoing, Sublicense Income shall not include (i) sales-based milestones; (ii) payments based on sales of the Products (including royalty payments and profit share payments); (iii) sublicense income received by Licensee under the Japan Sublicense; or (iv) consideration received in connection with a sale of Licensee.

Article 6.  ROYALTIES

6.1Royalties Payable by Licensee.  In consideration of the license rights granted to Licensee hereunder, on a country-by-country basis in the Licensee Territory, Licensee shall pay or cause any Sublicensee to pay to Licensor a royalty on their respective Net Sales of each Product in a country as follows: for each Product where the manufacture, use or sale of such Product in such would, but for the license granted hereunder, infringe a Valid Claim of a Licensor Patent Right in such country, a royalty of [**] on Net Sales of such Product in such country.

6.2Royalties Payable by Licensor.  In consideration of the license rights granted to Licensor hereunder, on a country-by-country basis in the Licensor Territory, Licensor shall pay or cause any Sublicensee to pay to Licensee a royalty on their respective Net Sales of each Product

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in a country as follows: for each Product where the manufacture, use or sale of such Product in such would, but for the license granted hereunder, infringe a Valid Claim of a Licensee Patent Right in such country, a royalty of [**] on Net Sales of such Product in such country.

6.3Limitation.  If the laws of any country where royalties are payable under Section 6.1 or Section 6.2 limit the amount of royalty or the duration of such royalty payments to less than the amount specified herein, then the royalty payment to Licensor or Licensee (as applicable) shall be limited to that permitted by law.

6.4Accrual of Royalties.  No royalty shall be payable on a Product made, sold or used for testing or development purposes or distributed as samples, provided such samples are sold by Licensee or Licensor (as applicable) or their respective Sublicensee at cost.  No royalties shall be payable on sales among Licensee or Licensor (as applicable) and their respective Sublicensees, but royalties shall be payable on subsequent sales by Licensee or its Sublicensees to a Third Party.  No multiple royalty shall be payable because the manufacture, use, or sale of a Product is covered by more than one Valid Claim.

6.5Royalty Withheld due to Invalid Claims.  In the event that (i) all applicable claims of a patent included within the Licensor Patent Rights under which Licensee is paying a royalty according to Section 6.1 shall be held invalid or unenforceable by a court of competent jurisdiction in a given country of the Licensee Territory, or (ii) all applicable claims of a patent included within the Licensee Patent Rights under which Licensor is paying a royalty according to Section 6.2 shall be held invalid or unenforceable by a court of competent jurisdiction in a given country of the Licensor Territory, in each case ((i) or (ii)), Licensor or Licensee (as applicable) may withhold payments of royalties that would otherwise have been due on Net Sales in that country by reason of Section 6.1 or Section 6.2 (as applicable) until such judgment shall be finally reviewed by an unappealed or unappealable decree of a higher court of competent jurisdiction in such country.  Licensee shall promptly pay Licensor any withheld royalty payments upon a final adjudication that at least one applicable claim of a patent included within the Licensor Patent Rights under which Licensee is paying a royalty under Section 6.1 is valid and enforceable. Licensor shall promptly pay Licensee any withheld royalty payments upon a final adjudication that at least one applicable claim of a patent included within the Licensee Patent Rights under which Licensor is paying a royalty under Section 6.2 is valid and enforceable.

6.6Compulsory Licenses.  If Licensee is caused to grant a compulsory license to any Third Party with respect to a Product in any country in the Licensee Territory, then the royalty rate to be paid by Licensee on Net Sales due on such Product in that country under Section 6.1 shall be reduced to the rate paid by such Third Party compulsory licensee on such Product in such country. If Licensor is caused to grant a compulsory license to any Third Party with respect to a Product in any country in the Licensor Territory, then the royalty rate to be paid by Licensor on Net Sales due on such Product in that country under Section 6.2 shall be reduced to the rate paid by such Third Party compulsory licensee on such Product in such country.

Article 7.  ROYALTY REPORTS AND ACCOUNTING

7.1Flash Reports. No later than [**] after the end of each calendar quarter during the Term, the Selling Party will provide to the non-Selling Party a “flash” report that will set forth (i)

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for the first and second month of such calendar quarter: (a) the actual gross sales of the Products sold by the Selling Party and its Affiliates and Sublicensees in the applicable Territory in such months; and (b) the actual total aggregate Net Sales of the Products sold by the Selling Party and its Affiliates and Sublicensees  in the applicable Territory in such months, and (ii) for the third month of such calendar quarter, the Selling Party’s good faith estimate of the amounts set forth in the foregoing clauses (i)(a) and (i)(b) of this Section 7.1.

7.2Royalty Reports and Records.  In addition to the “flash” reports to be provided in accordance with Section 7.1, beginning with the First Commercial Sale (i) by Licensee or any Sublicensee, as the case may be, of a Product in any country of the Licensee Territory or (ii) by Licensor or any Sublicensee, as the case may be, of a Product in any country of the Licensor Territory (each of Licensee in the Licensee Territory or Licensor in the Licensor Territory, as applicable, the “Selling Party”), and continuing thereafter during the term of this Agreement, the  Selling Party shall furnish, and shall cause any Sublicensee to furnish, to the non-Selling Party a written report covering each calendar quarter (the “Reporting Period”) showing (a) the Net Sales of each Product in each country of the applicable Territory where royalties are payable under Section 6.1 or Section 6.2 (as applicable) during the Reporting Period; (b) the royalties, payable in United States Dollars, that shall have accrued hereunder in respect of such sales with a summary computation of such royalties during the Reporting Period; (c) withholding taxes, if any required by law to be deducted in respect of such sales in such Reporting Period; and (d) the exchange rates used in determining the amount of United States Dollars payable in respect of sales outside the United States.  With respect to sales of a Product invoiced in a currency other than United States Dollars, the Net Sales and royalty payable shall be expressed in the domestic currency of the party making the sale together with the United States Dollars equivalent of the royalty payable, calculated using the simple average of the exchange rate published in the Wall Street Journal on the last day of each month of the Reporting Period.  If any Sublicensee makes any sale invoiced in a currency other than its domestic currency, then the Net Sales shall be converted to its domestic currency in accordance with its normal accounting principles. The Selling Party’s Sublicensees shall have the option of making any royalty payment directly to the non-Selling Party.  However, notwithstanding anything to the contrary, the Selling Party shall continue to be liable for all royalties due under Section 6.1 or Section 6.2 (as applicable) until they are paid.  The Selling Party or its Sublicensee shall furnish to the non-Selling Party appropriate evidence of payment of, and itemize any tax, credits or specific amount deducted from any royalty payment.

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7.3Royalty Reports and Payments.  Royalty reports and payments shall be due sixty (60) days after the close of each Reporting Period.  Payment of royalties in whole or in part may be made in advance of such due date.  In case no royalty is due for any given Reporting Period, then the Selling Party shall so report to the non-Selling Party.  The Selling Party and its Sublicensees shall keep accurate records in sufficient detail to enable the royalty payable hereunder to be determined and confirmed.  The Selling Party shall be responsible for all royalties, late payments and interest that are due but have not been paid by the Selling Party’s Sublicensees.

7.4Right to Audit.  Upon written request of the non-Selling Party, but not more than once in each calendar year nor more than once in respect to any given calendar year, the Selling Party shall permit an independent public accountant, selected by the non-Selling Party and acceptable to the Selling Party, which acceptance shall not be unreasonable withheld, to have access during normal business hours to those records of the Selling Party as may be reasonably necessary to verify the accuracy of the royalty reports hereunder in respect of any calendar year ending not more than thirty-six (36) months prior to the date of such request.  The Selling Party shall include in each Sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant the same right of access to such records to the non-Selling Party’s independent accountant.  Upon the expiration of thirty-six (36) months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon the parties, and the Selling Party and its Sublicensees shall be released from any liability or accountability with respect to royalties (and the non-Selling Party for an overpayment of royalties) for such calendar year, unless (a) an audit requested by the non-Selling Party prior to expiration of such thirty-six (36) months period has not yet been completed, or (b) the non-Selling Party has notified the Selling Party prior to the expiration of such thirty-six (36) months period that such audit has revealed a discrepancy regarding such calculation.  The report prepared by such independent public accountant, a copy of which promptly shall be provided to the Selling Party, shall disclose only the amount of any underpayment or overpayment of royalties, if any, without disclosure of or reference to supporting documentation.  If such independent accountant’s report shows any underpayment of royalties, the Selling Party shall remit or shall cause its Sublicensees to remit to the non-Selling Party the amount of such underpayment within thirty (30) days after the Selling Party’s receipt of such report, and if such underpayment exceeds five percent (5%) of the royalty due, then the Selling Party shall reimburse the non-Selling Party for its reasonable out-of-pocket expenses for the audit, upon submission of supporting documentation.  Any overpayment of royalties shall be creditable against future royalties payable in subsequent royalty periods, allocated evenly over the next-following two (2) Reporting Periods.  In the event this Agreement is terminated or expires before such overpayment is fully credited, then the non-Selling Party shall pay the Selling Party the portion of such overpayment not credited within one hundred twenty (120) days after the date of such termination or expiration.

7.5Confidentiality of Records.  The non-Selling Party agrees that all information subject to review under Section 7.4 or under any sublicense agreement shall be deemed the Proprietary Information of the Selling Party.

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7.6Late Payment Interest.  Royalties and other payments required to be paid by the Selling Party pursuant to this Agreement shall, if overdue, bear interest at the rate equal to two percent (2%) over the prime rate as quoted by Citibank NA and not to exceed ten percent (10%) per annum until paid.  The payment of such interest shall not preclude the non-Selling Party from exercising any other rights it may have because any payment is overdue.

Article 8.  Commercialization PROGRAM

8.1Commercialization in the EU. The JSC will use Commercially Reasonable Efforts to develop, discuss and, no later than [**] after the Second Amendment Effective Date, reach consensus on a written plan for the commercialization of the Product in the EU (the “Commercialization Plan”). If the JSC has not reached consensus on such a Commercialization Plan within [**] after the Second Amendment Effective Date, then Licensee, at its sole discretion, will either (i) launch (itself or through a Sublicensee) the Product in at least one of [**] no later than [**] after the Second Amendment Effective Date, (ii) agree to pay to Licensor a license maintenance fee equal to $[**] for the first calendar year after the Second Amendment Effective Date (which amount will be pro rated based on the remaining portion of such calendar year), $[**] for the second calendar year after the Second Amendment Effective Date and $[**] for each subsequent calendar year after the Second Amendment Effective Date or (iii) expand the Licensor Territory to include the EU on commercially reasonable terms to be negotiated by the parties; provided that in such case (iii), Licensor will not be required to pay to Licensee any upfront payment in connection with such an expansion of the Licensor Territory. If Licensee elects to agree to pay to Licensor the license maintenance fee pursuant to the foregoing clause (ii), then Licensee will have no further obligation with respect to the development or commercialization of the Product in the EU.

8.2Suspension of Diligence Obligations.  Licensee’s obligation to satisfy its obligations under Section 8.1(i) to launch (itself or through a Sublicensee) the Product in at least one of [**] no later than [**] after the Second Amendment Effective Date is expressly conditioned on the continuing absence of any event or condition (such as a regulatory action affecting the Product or the existence of an issue relating to the safety or efficacy of the Product, the introduction of a generic form of the Product or a therapy that has superior safety or efficacy in the EU, or the existence of any circumstances, economic or otherwise, that make the development or marketing of the Product, in Licensee’s judgment, commercially unrewarding) that would suggest to Licensee, in exercising prudent and justifiable business judgment, that the activities described in Section 8.1(i) should be suspended or stopped altogether, and Licensee’s obligation thereunder may be suspended for up to six (6) months, after which time Licensee must resume the activities described in Section 8.1(i) or elect to take one of the actions set forth in Section 8.1(ii) or Section 8.1(iii), and if Licensee does not so resume such activities or make such an election, then Licensor may elect, in its sole discretion, to terminate this Agreement pursuant to Section 13.3.1(a).

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8.3Mutual Assistance.

(a)Licensor Development Data.  As soon as practical after the Second Amendment Effective Date, Licensor will make available to Licensee all Licensor Development Data in the possession of Licensor that is not already in the possession of Licensee and will cooperate with and provide reasonable assistance to Licensee in its evaluation of such Licensor Development Data.  On a continuing basis during the term of this Agreement, Licensor shall make available to Licensee all additional Licensor Development Data generated by Licensor or any Third Party on behalf of Licensor.  Licensor shall provide Licensee with a right of reference to all such Licensor Development data and Licensee shall have the right to include such Licensor Development Data in any of its applications for Registrations.  All such Licensor Development Data shall be deemed the Proprietary Information of Licensor, and all rights, title and interests in and to such Licensor Development Data shall remain vested in Licensor.

(b)Licensee Development Data.  On a continuing basis during the term of this Agreement, Licensee shall make available to Licensor all Licensee Development Data generated by Licensee or any Third Party on behalf of Licensee. Licensee shall provide Licensor with a right of reference to all such Licensee Development data and, subject to the terms of this Agreement. Licensee will provide to Licensor free of charge [**] per calendar year of assistance in connection with Licensee’s delivery of such Licensee Development Data to Licensor pursuant to this Section 8.3(b), and if Licensor requests additional assistance beyond such [**] per year, then Licensor will be responsible for all internal costs (at a rate to be agreed by the Parties in advance of Licensee providing any such additional assistance) and in any event all out-of-pocket costs, in each case reasonably incurred by Licensee in connection with such assistance.  Licensor shall reimburse Licensee for its reasonable costs and expenses incurred in connection with providing any Licensee Development Data, upon presentation by Licensee of an invoice documenting such costs and expenses. Licensee shall have no obligation to disclose to Licensor or any of its Affiliates any Licensee Development Data except as expressly set forth in this Section 8.3(b) and notwithstanding any such disclosure to Licensor, all Licensee Development Data shall be deemed the Proprietary Information of Licensee, and all rights, title and interests in and to such Licensee Development Data shall vest in Licensee, subject to Section 13.5.2.

(c)In the event that either party receives any inquiries from any Regulatory Authority that may affect the development and marketing of a Product, such party shall immediately notify the other party.  Licensee shall be responsible for responding to Regulatory Authorities within the Licensee Territory and Licensor shall be responsible for responding to Regulatory Authorities within the Licensor Territory.  The parties agree to exchange regulatory information and reports for compliance with local Regulatory Authorities and to provide reasonable assistance to the other in formulating a response to the aforementioned inquiries, including being available to meet with the Regulatory Authority if necessary.  Licensee shall reimburse Licensor for its reasonable expenses incurred in rendering such assistance in the Licensee Territory, upon presentation by Licensor of an invoice documenting such expenses and Licensor shall reimburse Licensee for its reasonable expenses incurred in rendering such assistance in the Licensee Territory, upon presentation by Licensee of an invoice documenting such expenses.

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8.4Registrations.  Subject to the terms and conditions of this Agreement, each application for Registration in the Licensee Territory shall be filed in the name of Licensee or a designated Affiliate or Sublicensee.  Licensee shall own all rights, title and interests in and to all applications for Registrations and granted Registrations in the Licensee Territory.  Licensee shall be responsible for all disclosures and correspondence to and with the Regulatory Authorities, and all disclosures and correspondence with any Regulatory Authority in the Licensee Territory involving Licensor shall be made through Licensee. Licensee shall keep Licensor advised of the status of all Registrations and any applications for Registration in the Licensee Territory and Licensor shall keep Licensee advised of the status of all Registrations and any applications for Registration in the Licensor Territory.

8.5Progress Reports.  Commencing upon the launch of the Product in the EU by Licensee or a Sublicensee of Licensee and continuing until the end of the Term, no later than thirty (30) days of the close of each calendar year, Licensee shall provide to Licensor a written high-level summary of Licensee’s or its Sublicensee’s progress and activities with respect to the commercialization of the Product in the EU (“Progress Report”).

Article 9.  PATENTS AND IMPROVEMENTS

9.1Patents.

9.1.1Patent Prosecution and Maintenance.  Licensee shall use reasonable efforts in the Licensee Territory to prosecute the patent applications that are enumerated in Exhibit 1 of this Agreement, to conduct any interference, re-examination, reissue and opposition proceedings and to maintain patents included in the Licensor Patent Rights in effect during the term of this Agreement.  Licensee shall be solely responsible for all costs and expenses relating to such patent applications and patents.

9.1.2Patent Counsel.  Licensee may select patent counsel to prosecute and maintain the Licensor Patent Rights under this Agreement in the Licensee Territory, which patent counsel will be reasonably acceptable to Licensor.

9.1.3Consultation and Decision.  Licensee shall regularly consult with Licensor and shall keep Licensor advised of the status of all patent applications and patents relating to the Licensor Patent Rights by providing Licensor with copies of such patent applications and patents and copies of all patent office correspondence relating thereto including any office actions received by Licensee and responses or other papers filed by Licensee.  Licensee specifically agrees to provide Licensor with copies of patent office correspondence in sufficient time for Licensor to review and comment on such correspondence and submit to Licensee any proposed response thereto.  Licensee further agrees to provide Licensor with sufficient time and opportunity, but in no event less than ten (10) days, to review, comment and consult on all proposed responses to patent office correspondence relating to such patent applications and patents.  Licensor agrees that all final decisions regarding the preparation and prosecution of such patent applications and patents, reissues, reexaminations, interferences and oppositions relating thereto may be made by Licensee after consultation with Licensor.  Notwithstanding the foregoing, in the event of a decision regarding a Significant Event, Licensee will provide Licensor with notice of such Significant Event and Licensor shall have thirty (30) working days in which to assent or refuse to

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assent to such action, with such assent not to be unreasonably withheld.  For purposes of this Section 9.1.3, “Significant Event” shall mean abandonment of an application, the filing of divisional or continuation applications, the filing of any fact or expert declaration, or a significant narrowing of the scope of patent application claims.  Licensee shall have the right in its sole discretion, after consultation with Licensor, to discontinue the prosecution of any such patent applications or the maintenance of any such patents, and Licensor shall have the right to assume responsibility for the prosecution of such patent applications or the maintenance of such patents at its own expense.  If Licensee elects not to prosecute, and Licensor elects not to assume, any such patent applications or not to maintain any such patents in any country within the Licensee Territory, then Licensee’s license rights and its obligations under this Agreement with respect to such patent applications and patents in such country shall terminate, without affecting its license rights and other obligations to pay with respect to any other patent applications or patents included in the Licensor Patent Rights.

9.1.4Additional Patents.  After the Effective Date, the parties may, by written agreement, amend Exhibit 1 to add additional patents related to the Compound (“Additional Patents”).  Upon the written amendment of Exhibit 1, such Additional Patents shall be prosecuted and maintained in accordance with the provisions of this Section 9.1.

9.2Improvements.

(a)Each party shall notify the other party promptly of any sole or joint inventions directed to Improvements under such party’s Control.

(b)As between the parties, Licensee shall own all rights, title and interests in and to Improvements invented solely by Licensee’s employees or contractors and Licensor shall own all rights, title and interests in and to Improvements invented solely by Licensor’s employees or contractors. Patent applications and patents directed to jointly invented Improvements shall be jointly assigned to and owned by Licensee and Licensor, and the rights of the parties with respect thereto shall be determined according to the laws of the countries in which such patent applications and patents are held.  During the term of this Agreement, either party shall have the liberty to freely practice Improvements in its respective Territories.

(c)During the term of this Agreement, for patent applications and patents relating to Improvements invented solely by Licensor, the provisions of Section 9.1.4 shall apply.

(d)Following expiration or termination of this Agreement, Licensor shall be solely responsible, at its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensor and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.

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(e)During the term of this Agreement, Licensee shall be responsible, in its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensee or jointly by Licensee and Licensor.  Notwithstanding the foregoing, if Licensee elects (after consultation with Licensor) not to prosecute, or to discontinue the prosecution of any patent applications concerning joint inventions, or to discontinue the maintenance of any patents concerning joint inventions, then (i) Licensor shall have the right to assume the full responsibility for the prosecution of such patent applications or the maintenance of such patents at its own costs expense, (ii) Licensee shall assign its interest in such patents and patent applications to Licensor and (iii) such patents and patent applications shall no longer be subject to this Agreement.

(f)Following expiration or termination of this Agreement, Licensee shall be solely responsible, in its sole discretion and expense, for preparing, filing, prosecuting and maintaining in such countries where it deems appropriate, patent applications and patents relating to Improvements invented solely by Licensee and for conducting interference, re-examination, reissue and opposition proceedings relating to such patent applications and patents.

(g)Following expiration or termination of this Agreement, the parties shall be jointly responsible for preparing, filing, prosecuting and maintaining in such countries where the parties jointly agree, patent applications and patents relating to Improvements jointly invented by the parties and for conducting interference, reexamination, reissue and opposition proceedings relating to such patent applications and patents.  The parties shall jointly bear all costs relating thereto.  If one party elects to discontinue the prosecution of any patent applications and patents filed pursuant to this Section 9.2(g), or not to conduct any further activities with respect to such patent applications or patents, the party electing to discontinue any such activities shall assign to the other party all right, title and interest in and to such patents or patent applications.  The party electing to continue such activities shall be solely responsible for all costs relating to such activities.

Article 10.  INFRINGEMENT

10.1Infringement by a Third Party.  In the event that either party becomes aware that a Compound or a Product being made, used or sold by a Third Party infringes the Licensor Patent Rights or Licensee Patent Rights licensed hereunder, such party shall promptly, and in any event not later than within three (3) days of becoming aware of such infringement, advise the other party of all known facts and circumstances relating thereto.  Licensee shall have the sole right, but not the obligation, to enforce at Licensee’s sole expense the Licensor Patent Rights licensed under this Agreement against infringement by Third Parties in the Licensee Territory and shall have the sole right to control the prosecution of such legal action and make all decisions with respect to such litigation, including the selection of outside counsel.  Licensor shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at the expense of Licensee.  Licensee shall have the right to retain 100% of the proceeds of any such enforcement action. Subject to any protective orders and Licensee’s confidentiality obligations to Third Parties, Licensee will keep Licensor timely and fully apprised of all pleadings, motions, briefs and discovery requests, as well as all claims and defenses being asserted, and all material strategic decisions in any infringement litigation for any Product. Licensor shall have the sole right, but not the obligation, to enforce at Licensor’s sole expense the Licensee Patent Rights licensed under this Agreement against

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infringement by Third Parties in the Licensor Territory and shall have the sole right to control the prosecution of such legal action and make all decisions with respect to such litigation, including the selection of outside counsel.  Licensee shall reasonably cooperate in any such enforcement and, if necessary, join as a party therein, at the expense of Licensor.  Licensor shall have the right to retain 100% of the proceeds of any such enforcement action. Subject to any protective orders and Licensor’s confidentiality obligations to Third Parties, Licensor will keep Licensee timely and fully apprised of all pleadings, motions, briefs and discovery requests, as well as all claims and defenses being asserted, and all material strategic decisions in any infringement litigation for any Product.

10.2Infringement by Licensee.  In the event that it is determined by any court of competent jurisdiction that the manufacture, use or sale of any Product by Licensee or its Sublicensees in accordance with the terms and conditions of this Agreement infringes, or Licensee and Licensor reasonably determine and agree that the manufacture, use or sale of such Product is likely to infringe, an additional Third Party patent or related intellectual property right in any country in the Licensee Territory, then Licensee shall in consultation with Licensor use its reasonable best efforts to: (i) procure at Licensee’s expense a license from such Third Party authorizing Licensee to continue to manufacture, use or sell such Product; or (ii) modify such Product or its manufacture so as to render it noninfringing.  In the event that neither of the foregoing alternatives is reasonably available or commercially feasible, then Licensee may at its option either (a) cease the manufacture, use and sale of such Product for so long as and to the extent that such activities are infringing the relevant Third Party patents, in which case the obligation of Licensee hereunder to pay royalties shall also cease, or (b) terminate the rights and licenses granted solely with respect to a country or countries within the Licensee Territory in which the infringement of Third Party patents has occurred or is likely to occur, in which case the obligation of Licensee hereunder to pay royalties shall also terminate with respect to that country or countries within the Licensee Territory.

Article 11.  INDEMNIFICATION

11.1Indemnification by Licensee.  Licensee agrees to indemnify and hold Licensor, its directors, officers, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys’ fees and costs and other expenses of litigation) resulting from (i) any willful misrepresentation of a material fact or breach of this Agreement, (ii) claims by Third Parties arising out of Licensee’s or its Sublicensees’ manufacture, use, sale or testing of Product; and (iii) the enforcement by Licensor of its indemnification rights against Licensee under clause (ii) of this Section 11.1.

11.2Indemnification by Licensor.  Licensor hereby agrees to indemnify and hold Licensee and its officers, directors, employees and agents harmless from and against any liabilities or damages or expenses in connection therewith (including reasonable attorneys’ fees and costs and other expenses of litigation) resulting from (i) any willful misrepresentation of a material fact or breach of this Agreement, (ii) claims by Third Parties arising out of Licensor’s or its Sublicensees’ manufacture, use, sale or testing of Product; and (iii) the enforcement by Licensee of its indemnification rights against Licensor under clause (ii) of this Section 11.2.

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11.3Indemnification Procedures.  Each indemnified party shall promptly notify the indemnifying party in writing of any action, claim or liability in respect of which the indemnified party intends to claim indemnification from the indemnifying party.  The indemnified party shall permit the indemnifying party, at its discretion, to settle any such action, claim or liability, and agrees to the complete control of such defense or settlement by the indemnifying party, provided however, that such settlement does not adversely affect the rights of the indemnified party hereunder or impose any obligations on the indemnified party in addition to those set forth herein in order for it to exercise such rights.  No such action, claim or liability shall be settled by the indemnified party without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed, and the indemnifying party shall not be responsible for any legal fees or other costs incurred by the indemnified party other than as provided herein.  The indemnified party and its directors, officers, employees and agents shall cooperate fully with the indemnifying party and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification, and shall have the right, but not the obligation, to be represented by counsel of their own selection and at their own expense.

11.4Limitation of Liability.  Notwithstanding anything to the contrary herein, neither party shall be liable to the other party for any indirect, incidental or consequential damages arising out of any terms or conditions in this Agreement or with respect to the performance hereof.

11.5Survival of Representations and Warranties.  The representations and warranties contained in this Agreement shall survive the expiration or termination of this Agreement and shall remain in full force and effect.

Article 12.  CONFIDENTIALITY

12.1Treatment of Proprietary Information.  Except as otherwise provided in this Article 12, during the term of this Agreement and for a period of five (5) years following expiration or termination thereof, a party (the “Receiving Party”) will retain in confidence and use only for purposes of this Agreement Proprietary Information supplied by or on behalf of the other party (the “Disclosing Party”).

12.2Right to Disclose.  To the extent it is reasonably necessary or appropriate to fulfill its obligations or exercise its rights under this Agreement or any rights which survive termination or expiration hereof, a Receiving Party may disclose Proprietary Information to its Affiliates, Sublicensees, consultants, agents, outside contractors and clinical investigators (collectively the “Representatives”) on condition that such Representatives agree (i) to keep the Proprietary Information confidential for a least the same time periods and to the same extent as such party is required to keep the Proprietary Information confidential and (ii) to use the Proprietary Information only for such purposes as the Receiving Party is entitled to use the Proprietary Information.  Each party warrants that each of its Representatives to whom any Proprietary Information is disclosed shall previously have been informed of the confidential nature of the Proprietary Information and shall be under written obligations of confidentiality and non-use applicable to the Proprietary Information of each party that are at least as stringent as those set forth in this Article 12.  The Receiving Party shall ensure that the Proprietary Information provided by the Disclosing Party shall not be used or disclosed by such Representatives except as permitted by this Agreement.  The Receiving Party shall stand responsible for any breach by its Representatives of the confidentiality provisions set forth in this Agreement.

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12.3Release From Restrictions.  The obligation not to disclose Proprietary Information shall not apply to any part of such Proprietary Information that:

(i)is or becomes patented, published or otherwise part of the public domain other than by the unauthorized acts of the Receiving Party or its Affiliates or Sublicensees in contravention of this Agreement; or

(ii)is disclosed to the Receiving Party by a Third Party that did not obtain such Proprietary Information directly or indirectly from the Disclosing Party; or

(iii)prior to disclosure under this Agreement, was already in the possession of the Receiving Party as evidenced by its written records, provided such Proprietary Information was not obtained, directly or indirectly, from the Disclosing Party; or

(iv)is developed by the Receiving Party independent of Proprietary Information received from the Disclosing Party as evidenced by its written records.

12.4Public Domain.  For the purpose of this Agreement, specific information disclosed as part of the Proprietary Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

12.5Ownership of Proprietary Information.  Except as otherwise agreed to hereunder, all Proprietary Information disclosed by the Disclosing Party shall remain the property of the Disclosing Party.  Upon the written request of the Disclosing Party (i) all tangible Proprietary Information provided by the Disclosing Party (including all copies thereof and all unused samples of materials provided by the Disclosing Party) except for Proprietary Information consisting of analyses, studies and other documents prepared by or for the benefit of the Receiving Party shall be promptly returned to the Disclosing Party, and (ii) all portions of such analyses, studies and other documents not prepared by or for the benefit of the Receiving Party (including all copies thereof) which are within the definition of Proprietary Information shall be destroyed, and the Receiving Party shall certify such destruction in writing to the Disclosing Party.  Notwithstanding the foregoing, the Receiving Party may retain one copy of the Proprietary Information of the Disclosing Party in its legal department for the sole purpose of determining its obligations hereunder.

12.6Legal Disclosure.  The Receiving Party may disclose the Proprietary Information of the Disclosing Party to the extent reasonably necessary in prosecuting or defending litigation, complying with applicable laws, governmental regulations or court order, or otherwise submitting required information to tax or other governmental authorities.  If the Receiving Party intends to so disclose any such Proprietary Information, the Receiving Party shall provide the Disclosing Party prompt prior notice of such fact so that the Disclosing Party may seek to obtain a protective order or other appropriate remedy concerning any disclosure of such Proprietary Information.  The Receiving Party will reasonably cooperate with the Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude the disclosure of such Proprietary Information, the Receiving Party will make such disclosure only to the extent that such disclosure is legally required and will use its reasonable efforts to have confidential treatment accorded to the disclosed Proprietary Information.

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12.7No Title.  Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as giving the Receiving Party any right, title and interest in and to the Proprietary Information of the Disclosing Party.

12.8Permitted Disclosures.

12.8.1Disclosure by Licensee.  Notwithstanding the foregoing, subject to review and comment by Licensor, Licensee may disclose Licensor Proprietary Information to the extent such disclosure is reasonably necessary for the following activities (i) the development of the Compound or the Product in the Licensee Territory, (ii) the filing of applications for Registration in the Licensee Territory, (iii) the commercialization of the Compound or the Product in the Licensee Territory or (iv) the filing or prosecution of a patent applications and patents relating to Improvements invented solely by Licensee or jointly by Licensee and Licensor.

12.8.2Disclosure by Licensor.  Notwithstanding the foregoing, subject to review and comment by Licensee, Licensor may disclose Licensee Proprietary Information to the extent such disclosure is reasonably necessary for the following activities (i) the filing or prosecution of patent applications and patents relating to Improvements invented solely by Licensor or jointly by Licensor and Licensee, and (ii) in the Licensor Territory and to the extent approved in writing by Licensee, (a) the development of the Compound or the Product, (b) the filing of applications for Registration or (c) the commercialization of the Compound or the Product.

12.9Publications.  Neither party shall submit or present any written or oral publication, any manuscript, abstract or the like which includes data or other information related to the Compound or the Products or the Proprietary Information of the other party without first obtaining the prior written consent of the other party.

Article 13.  TERM AND TERMINATION

13.1Term.  Unless terminated sooner as provided herein, this Agreement shall continue in full force and effect from the Effective Date until the expiration of each of Licensee’s and Licensor’s obligation to pay royalties hereunder.  Upon the expiration of Licensee’s obligation to pay royalties hereunder, the license granted to Licensee in this Agreement will become perpetual, irrevocable and fully-paid.  Likewise, upon the expiration of Licensor’s obligation to pay royalties hereunder, the license granted to Licensor in this Agreement will become perpetual, irrevocable and fully-paid.  Except as otherwise expressly provided in this Agreement, upon expiration or termination of this Agreement with respect to one or more countries of the Licensee Territory or Licensor Territory, as applicable, the rights and obligation of the parties with respect to each such country or countries shall cease, except as follows:

(i)upon expiration or termination by either party for any reason, the rights and obligations under Articles 7, 11, 12, 13 and 23 and the applicable provisions of Section 9.2;

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(ii)expiration or termination of this Agreement shall not relieve either party of any obligations that accrued to that party prior to such expiration or termination for any reason; and

(iii)any cause of action or remedy for breach shall survive the expiration or termination of this Agreement.

13.2Termination by Licensee.

13.2.1Licensee may terminate this Agreement (i) in its entirety or (ii) with respect to one or more countries of the Licensee Territory without affecting the Agreement or the licenses granted hereunder in any other country of the Licensee Territory, in each case ((i) and (ii)), without cause at any time upon at least ninety (90) days prior written notice to Licensor.

13.2.2Licensee may terminate this Agreement upon or after the material breach of this Agreement by Licensor if such breach is not cured within ninety (90) days after Licensee gives Licensor written notice thereof or upon a Payment Default.

13.2.3Licensee may terminate this Agreement in its entirety for cause upon at least ninety (90) days prior written notice to Licensor upon or after the bankruptcy, insolvency, dissolution or winding up of Licensor other than for the purpose of reconstruction or amalgamation.

13.3Termination by Licensor.

13.3.1Licensor may terminate this Agreement for cause at any time upon at least ninety (90) days prior written notice to Licensee upon the occurrence of any of the following:

(a)upon or after the material breach of this Agreement by Licensee if such breach is not cured within ninety (90) days after Licensor gives Licensee written notice thereof;

(b)upon a Payment Default; or.

(c)upon or after the bankruptcy, insolvency, dissolution or winding up of Licensee other than for the purpose of reconstruction or amalgamation.

Such termination will be in its entirety, unless the termination is for a material breach that relates to one or more countries (but not all) of the Licensee Territory, in which case, Licensor may terminate this agreement only with respect to such country(ies) and such termination will not affect the Agreement or the licenses granted hereunder in any other country of the Licensee Territory.

13.4Disputes Regarding Material Breach.  Notwithstanding the foregoing, if a party gives to the other party a notice of a material breach by such other party, and such other party provides notice during the applicable cure period set forth above that such other party disputes the basis for termination pursuant to Section 13.2.2 or Section 13.3.1, then this Agreement will not terminate during the pendency of such dispute for so long as the disputing party continues to seek a resolution of such dispute in accordance with Article 24.

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13.5Rights Following Termination.

13.5.1Subject to the provisions of Section 9.2 with respect to Improvements, in the event of termination (but not expiration) of this Agreement with respect to all countries in the Licensee Territory, to the extent in Licensee’s possession, Licensee will promptly transfer and hand over to Licensor all Licensor Development Data and Licensor Know-How provided to Licensee hereunder.  Each party will return to the other party all copies of the Proprietary Information supplied by one party to the other party hereunder, except that copies of such Proprietary Information may be retained by each party for archival purposes only.

13.5.2Upon termination (but not expiration) of this Agreement or the license rights granted hereunder by either party for any reason with respect to one or all countries of the Licensee Territory (other than a termination by Licensee for an uncured breach or default by Licensor), Licensee will grant Licensor access to (and allow Licensor to obtain copies of) all Licensee Development Data and Licensee Know-How and shall promptly take all steps necessary to transfer all rights, title and interests in any Registration, marketing authorizations or other regulatory approvals to Licensor.  Licensor shall have the right to disclose to a Third Party all such Licensee Development Data and Licensee Know-How in connection with Licensor’s effort to license to such Third Party the right to manufacture and sell a Product in those countries where termination of Licensee’s rights has occurred.  Such use or disclosure shall be subject to the Licensee’s rights in countries where termination has not occurred and to the right, title and interest in such Licensee Development Data and Licensee Know-How that shall remain vested in Licensee.  The Third Party shall not be entitled to sublicense, assign or transfer any of the rights granted to it by Licensor except to an Affiliate of such Third Party.  Licensee agrees to cooperate with and provide reasonable assistance to Licensor in its effort to license to a Third Party the use of such Licensee Development Data and Licensee Know-How.  In consideration thereof, Licensor shall pay to Licensee a royalty of [**] on Net Sales of Product sold by Licensor or such Third Party for a period of [**] from the commencement of the sale of the Product by Licensor or such Third Party.  Any license granted by Licensor to such Third Party that bears a royalty payable to Licensee (a “Covered License”) shall be consistent with the terms and conditions of this Agreement and shall include provisions necessary to ensure that Licensor or such Third Party comply with royalty reporting and audit requirements and confidentiality.  Any act or omission by such Third Party under a Covered License that would have constituted a breach of this Agreement had it been the act or omission of Licensor shall be deemed to constitute a breach of this Agreement by Licensor.  Licensor shall advise Licensee in writing without delay of any breach by such Third Party and Licensor shall exercise without delay its rights with respect to such breach against such Third Party.

13.6Disposition of Product.  Upon termination (but not expiration) of this Agreement with respect to any country, Licensee shall provide Licensor a written inventory of all Product (in the form of raw material, work-in-progress and finished goods) in its and its Sublicensees’ possession in such country and shall have the right to dispose of such Product within six (6) months thereafter, subject to fulfillment of the royalty obligations under this Agreement relating thereto.

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13.7Survival of Sublicenses.  In the event that this Agreement is terminated by Licensor for any reason, at the request of any Sublicensee, Licensor will grant such Sublicensee a direct license to under the Licensor Know-How and Licensor Patent Rights on substantially the same terms as is set forth in the sublicense agreement between Licensee and such Sublicensee, so that the Sublicensee is put in the same position as it was prior to this Agreement being terminated; provided, however, that (i) Licensor will not have any increased obligations as a result of such direct license to the Sublicensee, (ii) as consideration for such direct license, the Sublicensee will be required to pay Licensor the same amount as Licensor would have received from Licensee (had this Agreement survived) as a result of the sublicense agreement and the Sublicensee’s performance thereunder and (iii) any such direct license may be conditioned upon the Sublicensee being in good standing under the terms of the sublicense agreement.

13.8Restrictions Following Expiration.

13.8.1On a country-by-country basis, during the Term and continuing until the second (2nd) anniversary of the expiration of a Licensee’s obligation to pay royalties to Licensor hereunder in a country in which Licensee has any Product for sale on the date of the expiration of a Licensee’s obligation to pay royalties in the Licensee Territory, Licensor and its Affiliates will not, directly or indirectly, (i) sell, distribute or otherwise commercialize any Product in such country or (ii) supply or cause to supply Product to any Third Party for sale or distribution in such country.

13.8.2Likewise, on a country-by-country basis, during the Term and continuing until the second (2nd) anniversary of the expiration of a Licensor’s obligation to pay royalties to Licensee hereunder in a country in which Licensor has any Product for sale on the date of the expiration of a Licensor’s obligation to pay royalties in the Licensor Territory, Licensee and its Affiliates will not, directly or indirectly, (i) sell, distribute or otherwise commercialize any Product in such country or (ii) supply or cause to supply Product to any Third Party for sale or distribution in such country.

Article 14.  ASSIGNMENT

This Agreement may not be assigned or otherwise transferred by either party without the written consent of the other party except that either party without such consent may assign this Agreement (in whole or in part) (i) in connection with the transfer or sale of all or substantially all of its business assets to which this Agreement relates to a Third Party, (ii) in the event of its merger or consolidation with another company or (iii) to an Affiliate.  Any purported assignment in violation of this clause shall be void.  Any permitted assignee shall assume all the obligations of its assignor under this Agreement.  No assignment shall relieve either party of its responsibility for the performance of any obligation that such party has accrued hereunder as of the date of assignment.

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Article 15.  PATENT MARKINGS

Licensee agrees to mark all Products made, used or sold in the Licensee Territory under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws consistent with its patent marking practices for its other products. Licensor agrees to mark all Products made, used or sold in the Licensor Territory under the terms of this Agreement, or their containers, in accordance with applicable patent marking laws consistent with its patent marking practices for its other products.

Article 16.  REGISTRATION OF LICENSES

Licensee agrees to register or give required notice concerning this Agreement, through itself or through a Sublicensee, in each country where there exists an obligation under law to so register or give notice, to pay all costs and legal fees connected therewith, and to otherwise comply with all national laws applicable to this Agreement.  Upon request by Licensee, Licensor agrees to promptly execute any “short form” licenses in a form submitted to it by Licensee in order to effectuate the foregoing registration in each such country.

Article 17.  PATENT TERM EXTENSION

Licensee agrees, as exclusive Licensee, to apply for and to exercise due diligence in obtaining an extension of the term of any patent included within the Licensor Patent Rights under the applicable laws of any country where such extensions are available, including, but not limited to, the Drug Price Competition and Patent Term Restoration Act of 1984 in the United States.  Licensor agrees to execute such documents and take such additional actions as Licensee may reasonably request in connection therewith.  Each party shall bear its own expenses in connection with the application for patent term extensions.

Article 18.  FORCE MAJEURE

Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, other than an obligation to make a payment, when such failure or delay is caused by or results from fires, floods, embargoes, government regulations, prohibitions or interventions, wars, acts of war, terrorism, insurrections, riots, civil disobedience, strikes, lockouts, acts of God, or any other cause beyond the reasonable control of the affected party.

Article 19.  NEGATION OF AGENCY.

Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership, or similar relationship between Licensee and Licensor.  The relationship between the parties established by this Agreement is that of independent contractors.  Neither party shall have the power to bind, obligate, incur any debts or make any commitments for the other party except to the extent, if at all, specifically provided herein.

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Article 20.  PUBLICITY

Each party shall give notice to the other party prior to issuing any press release relating to this Agreement within due time to allow for reasonable consideration.  The party issuing the press release shall give due consideration and weight to any comments or concerns raised by the other party.  Notwithstanding the foregoing, neither party shall issue a press release announcing the execution of this Agreement outside of a joint press release, which will be prepared jointly by the parties.

Article 21.  FILING OF THE AGREEMENT

To the extent, if any, that a party concludes in good faith that it is required to file this Agreement or a notification thereof with any governmental authority, including without limitation the U.S. Securities and Exchange Commission in accordance with applicable laws and regulations, such party may do so, subject to the confidentiality obligations set forth herein, and the other party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith at the, expense of the requesting party.  The parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate, in responding to any request for further information therefrom at the expense of the requesting party.

Article 22.  SEVERABILITY

Each party hereby expressly agrees and contracts that it is not the intention of either party to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  If any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or any of the parties hereto in a final unappealable order to be in violation of any such provisions in any country or community or association of countries, such word, sentence, paragraph, clause or combination thereof shall be inoperative in such country or community or association of countries, and the parties will seek in good faith to amend this Agreement in order to cure such violation; the remainder of this Agreement shall in any event remain binding upon the parties hereto.

Article 23.  NOTICES

Any notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given if delivered in person, or if mailed by registered or certified mail (return receipt requested), postage prepaid, or by telex or facsimile or e-mail promptly confirmed by first class mail, to the addresses given below or such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement.  Any notice sent or by telex or facsimile or e-mail shall be effective when sent, and any notice sent by registered or certified mail shall be effective when mailed.

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In the case of Licensee:

Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA  02142
Attn:  Chief Executive Officer
Email:  [**]

With a copy to (which will not constitute notice for purposes of this Agreement):

Akebia Therapeutics, Inc.
245 First Street
Cambridge, MA  02142
Attn:  General Counsel
Email:  [**]

and

Ropes & Gray LLP
Prudential Tower, 800 Boylston Street
Boston, MA  02199-3600
Attn:  David M. McIntosh
Email:  david.mcintosh@ropesgray.com

In the case of Licensor:

Panion & BF Biotech, Inc.
16F No. 3, Yuanqu Street,
Nangang District,
Taipei, Taiwan, ROC
Attn: Michael Chiang

With a copy to (which will not constitute notice for purposes of this Agreement):

Finnegan, Henderson, Farabow, Garrett & Dunner, LLP
901 New York Avenue, NW
Washington, DC  20001-4413
Attn:  Li Feng
Email:  Li.Feng@Finnegan.com

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Article 24.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of choice-of-law rules.  Any dispute between Licensor and Licensee arising from or relating to this Agreement will be determined exclusively by the United States District Court for the Southern District of New York (and the appellate courts thereof), to whose jurisdiction the parties irrevocably consent; provided, however, if for any reason that Court should lack jurisdiction over any such suit, the same shall be brought exclusively in the New York State Supreme Court, New York County, to whose jurisdiction the parties irrevocably consent.  Licensor irrevocably consents that service of process may be effected in connection with any such action by certified mail addressed to its offices at 16F No. 3, Yuanqu Street, Nangang District, Taipei, Taiwan and agrees that such service shall constitute good and sufficient service for all purposes; provided, further, that the prevailing party in any such action shall be awarded its reasonable attorneys’ and expert fees and expenses incurred in connection with the action.

Article 25.  AFFILIATES

Each party may perform its obligations hereunder personally or through one or more Affiliate and shall be responsible for the performance of such obligations, and any liabilities resulting from such performance.  Neither party shall permit any of its Affiliates to commit any act (including any act of omission) that such party is prohibited hereunder from committing directly.

Article 26.  ENTIRE AGREEMENT

This Agreement and the Exhibits hereto which are a part hereof, contain the entire understanding of the parties with respect to the subject matter hereof.  All express or implied agreements and understanding, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.  The parties hereto may alter any of the provisions of this Agreement, but only by a written instrument duly executed by both parties hereto.  This Agreement may be executed in counterparts.

Article 27.  WAIVER

The failure of a party to enforce at any time for any period any of the provisions hereof shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce each such provision.

Article 28.  interpretation

(a) Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words

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defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the recitals, schedules, or exhibits, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) this Agreement will be construed as if both Parties drafted it jointly, and will not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (i) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) the word “or” will not be exclusive; (l) references to a particular person include such person’s successors and assigns to the extent not prohibited by this Agreement; and (m) the captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in location and reading the several Articles and Sections hereof.

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IN WITNESS HEREOF, the parties have executed this Agreement through their duly authorized representatives to be effective as of the Second Amendment Effective Date.

AKEBIA THERAPEUTICS, INC.		PANION & BF BIOTECH INC.

By:	/s/ Jason A. Amello	By:	/s/ Michael Chiang

Name:	Jason A. Amello	Name:	Michael Chiang

Title:	SVP, Chief Financial Officer	Title:	Executive President

AKEBIA THERAPEUTICS, INC.		PANION & BF BIOTECH INC.

By:	/s/ John Butler	By:

Name:	John Butler	Name:

Title:	CEO	Title:

[Signature Page to Second Amendment and Restated License Agreement]

73794276_14